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Exhibit No. (10)

CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Auditors" and to the use of our reports dated April 25, 1997, with respect to the financial statements of Providian Life and Health Insurance Company Separate Account V--Marquee and the statutory-basis financial statements of Providian Life and Health Insurance Company in Post-Effective Amendment No. 4 to the Registration Statement (Form N-4 No. 33-79502) and related Prospectuses of Providian Life and Health Insurance Company Separate Account V--Marquee Variable Annuity and Providian Life and Health Insurance Company Separate Account V-Marquee Variable Annuity A Units.


                                            /s/ ERNST & YOUNG LLP


Louisville, Kentucky
April 25, 1997